SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: September 9, 2004
Date of Earliest Event Reported: September 3, 2004

NATURAL GAS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-27862	80-0028196

(Commission File Number)	(I.R.S. Employer Identification No.)

820 Gessner, Suite 1340, Houston, Texas	77024

(Address of Principal Executive Offices)	(Zip Code)

(713) 935-0122

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
Signatures

Item 1.01. Entry into a Material Definitive Agreement

     On September 3, 2004, a wholly owned subsidiary of Natural Gas Systems, Inc. a Nevada corporation (the “Company”), completed the acquisition of a 100% working interest in producing oil wells, equipment and improvements located in the Tullos Urania Field in LaSalle Parish, Louisiana. The sellers were Atkins Production, Inc., a Louisiana corporation, Monty Wayne Atkins and Margaret A. McCartney Atkins.

     The purchased assets included 121 completed wells, 8 water disposal wells, and all associated infrastructure, including water disposal facilities, oil and water tanks, flow lines and pumping units. Of the purchased wells, 81 are producing and 40 are currently shut-in due to repair and maintenance requirements. Current production is approximately 65-70 barrels of oil per day and an undetermined amount of associated gas.

     The acquisition was completed pursuant to a Definitive Asset Purchase Agreement (the “Asset Purchase Agreement”), incorporated herein by reference as Exhibit 2.1 to this Current Report on Form 8-K. The purchase price for the acquisition was $725,000, plus adjustments for post effective date production and expenses that were paid in cash at closing. The Company issued a press release on September 8, 2004 regarding the acquisition, which is incorporated by reference as Exhibit 99.1 to this Current Report on Form 8-K.

     Prior to the acquisition, $475,000 was loaned to the Company under a short-term secured promissory note (the “Note”) held by Laird Q. Cagan, the Company’s Chairman and major stockholder, for the purpose of bridge financing part of the purchase price. Under the terms of the Note, all net revenue derived from the Company’s Tullos Urania Field, less operating expenses and development costs, must be applied toward repayment of the Note. The Note bears interest at 10% per annum, is secured by a pledge of all of the Company’s assets and is due in full by February 10, 2005. The Note is incorporated by reference as Exhibit 99.2 to this Current Report on Form 8-K.

The foregoing is qualified by reference to Exhibits 2.1, 99.1 and 99.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information required by this Item is included in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

The required financial statements will be filed by amendment not later than 71 days after the date of this initial report on Form 8-K.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SYSTEMS, INC.
Date: September 9, 2004	By:	/s/ Robert Herlin
Robert Herlin, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated September 3, 2004

99.1	Press Release, dated September 8, 2004

99.2	Secured Promissory Note, dated August 10, 2004